Exhibit 8.2

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
[ • ], 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
Life Storage, Inc.	London	Tel Aviv
6467 Main Street	Los Angeles	Tokyo
Williamsville, New York 14221	Madrid	Washington, D.C.

Re:	Extra Space Storage Inc.

To the addressee set forth above:

Reference is hereby made to the Agreement and Plan of Merger dated as of April 2, 2023, as amended as of May 18, 2023 (the “Merger Agreement”), by and among Extra Space Storage Inc., a Maryland corporation (“Parent”), Extra Space Storage LP, a Delaware limited partnership (“Parent OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Extra Space Merger Sub”), Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP, Life Storage, Inc., a Maryland corporation (the “Company”), and Life Storage LP, a Delaware limited partnership (the “Partnership”), with respect to the merger of Extra Space Merger Sub with and into the Company, with the Company surviving the merger.

You have requested our opinion (to be filed as an exhibit to the Registration Statement) concerning Parent’s election to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). This opinion is based on certain assumptions and factual representations concerning the business, assets and governing documents of Parent and its subsidiaries, including the facts set forth in the registration statement on Form S-4, Registration No. [ • ], initially filed by Parent with the Securities and Exchange Commission (the “Commission”) on [ • ], 2023 (together with the documents incorporated by reference therein and including the joint proxy statement/prospectus contained therein), as amended through the date hereof (collectively, the “Registration Statement”), under the Securities Act of 1933, as amended. We have also been furnished with, and with your consent have relied upon, certain representations made by Parent with respect to certain factual matters through a certificate of an officer of Parent, dated as of the date hereof (the “Parent Officer’s Certificate”). For purposes of our opinion, we have also assumed the accuracy of certain representations made by the Company, the Partnership and Life Storage Holdings, Inc. with respect to certain factual matters through a certificate of an officer of the Company, an officer of the Partnership and an officer of Life Storage Holdings, Inc., dated as of the date hereof (the “Company Officer’s Certificate,” and together with the Parent Officer’s Certificate, the “Officer’s Certificates”).

[ • ], 2023

In our capacity as special tax counsel to Parent, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above- referenced documents or in the Officer’s Certificates. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us or in the Company Officer’s Certificate that are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only with respect to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, and subject to the qualifications, assumptions, representations and limitations set forth herein, it is our opinion that:

1. Commencing with Parent’s taxable year ended December 31, 2004, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

2. Parent’s proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Company Merger Effective Time (as defined in the Merger Agreement) and future taxable years.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement or the Officer’s Certificates may affect the conclusions stated herein. Parent’s qualification and taxation as a REIT depend upon Parent’s ability to meet the various requirements imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. No assurance can be given that the actual results of Parent’s operation for any particular taxable year will satisfy such requirements. In addition, the opinion set forth above does not foreclose the possibility that Parent may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain its REIT qualification. This opinion is rendered as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

[ • ], 2023

This opinion is rendered in connection with Parent’s filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,